EXHIBIT 99.1

AVX Enters into a Definitive Agreement to Acquire American Technical Ceramics Corp.

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- AVX Corporation (NYSE: AVX) today announced that it has signed a definitive agreement to acquire American Technical Ceramics Corp. (AMEX: AMK) (“ATC”).

John Gilbertson, President and Chief Executive Officer of AVX Corporation, stated, "The addition of ATC  further broadens AVX’s offering in High Reliability Products.   ATC is a premier brand that we are proud to add to the Advanced Products Group of AVX. They are well recognized for their leadership in the area of High Frequency Applications for a broad range of commercial and military applications.   No finer brand name exists in many of those markets today. The combination of AVX and ATC offers exciting growth potential for the years ahead."

In accordance with the agreement, AVX would acquire by merger all of the outstanding capital stock of American Technical Ceramics in exchange for approximately $231 million in cash, or $24.75 per share. The transaction is subject to approval of the American Technical Ceramics shareholders, and other conditions, including regulatory approvals, that are customary for transactions of this type. Mr. Victor Insetta, ATC’s President and Chief Executive Officer, and certain affiliated shareholders, representing approximately 49% of the outstanding common stock of ATC, have agreed to vote their shares in favor of the transaction.

UBS Investment Bank acted as exclusive financial advisor to AVX on this transaction.

AVX Corporation is a leading worldwide manufacturer and supplier of a broad line of passive electronic components and interconnect products. AVX's components can be found in products manufactured in a very broad range of industries worldwide. AVX is headquartered in Myrtle Beach, SC. AVX can be found on the Internet at http://www.avx.com.

American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company’s products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment. The company is headquartered in Huntington Station, New York.

This release contains statements concerning the anticipated benefits of the announced transaction, if it is consummated. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include the ability of AVX to successfully integrate the business of American Technical Ceramics with the existing operations and factors affecting AVX’s businesses generally. For factors affecting AVX’s businesses generally, please see the Company's Report on Form 10-K for the fiscal year ended March 31, 2007 that has been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com

Source: AVX Corporation